CERTIFICATE OF DESIGNATION
                          OF THE RELATIVE RIGHTS
                     OF THE CLASS A PREFERRED STOCK OF
                          AMBER RESOURCES COMPANY

     This Certificate is made pursuant to the provisions of S151 of the General Corporation Law of the State of Delaware.

     Name of Corporation: Amber Resources Company

     Adopted Resolution: The following resolution designating the relative rights of the Class A Preferred Stock was adopted by the Board of Directors of this Corporation.

         RESOLVED, that the Board hereby creates a series of Preferred Stock pursuant to the Restated Articles of Incorporation filed on March 4, 1988 As follows:

         (a) The designation of the series Preferred Stock created by this resolution shall be "Class A Preferred Stock" (hereinafter in this resolution referred to as "Class A Stock"). The Class A Stock series shall consist of two million (2,000,000) shares.

         (b)  Subject to the applicable provisions of the General
Corporation Law of Delaware, when and as dividends are declared by the Board of Directors, the Corporation will pay cumulative dividends at the rate of nine percent (9%) per annum to the holder of Class A Stock.

         (c) Class A Stock shall not be separately redeemable and shall be convertible at, the option of the Corporation only, as provided in paragraph (f) below.

         (d) In the event of voluntary or involuntary liquidation, dissolution, winding up the distribution of the assets of the Corporation, holders of Class A Stock shall be preferred over all holders of Common Stock of the Corporation, to the amount of One Dollar ($1.00) per share and accumulated or accrued and unpaid dividends thereon.

         (e) Class A Stock shall not be redeemable through sinking fund payments.

         (f) Class A Stock shall be convertible, at the option of the Corporation only, into fully paid and nonassessable shares of Common Stock of the Corporation at the rate of twelve and one-half
(12 1/2) shares of Common Stock for each one (1) share of Class A Stock; subject, however, to the terms and conditions hereinafter stated with respect to the adjustment of such rate. The
Corporation's option to convert may be exercised at any time by written notice to the owners of Class A Stock as shown on the Corporation's records.

         In case the Corporation shall (i) pay a dividend on its Common Stock in shares of this Corporation, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue by reclassification of its Common Stock (whether pursuant to a merger of consolidation or otherwise) any shares of the Corporation, then each holder of shares of Class A Stock shall be entitled to receive upon the conversion of such share the number of shares of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above and had such shares been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this paragraph shall become effective retroactively with respect to conversions made subsequent to the record data in the case of a dividend, and in the case of the subdivision, combination, or reclassification. If any event occurs of the type contemplated by the provisions of this paragraph, but not expressly provided for by such provisions, the Board of Directors of the Corporation will make an appropriate adjustment in the conversion rate so as to protect the rights of the holders of Class A Stock; provided that no such adjustment will decrease the number of shares of Common Stock issuable upon conversion of each share of Class A stock.

         In addition to any voting rights provided by the General Corporation Law of Delaware, holders of Class A Stock shall be entitled to thirty (30) votes per share on all matters to be voted on by the Corporation's Stockholders. However, if any event occurs of the type contemplated in the immediately preceding paragraph, the Board of Directors of the Corporation will make an appropriate adjustment in the votes per share. Class A Stockholders shall not be entitled to vote as a class. In all voting matters, the votes of Class A Stockholders shall be treated in the same manner as and counted along with the votes of Common Stockholders.

         The undersigned, being the President and Secretary respectively, of Amber Resources Company, do hereby make this Certificate, declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly, have hereunto set our hands this 25th day of July, 1989.

                             AMBER RESOURCES COMPANY

                             s/George M. Schneider

                             George M. Schneider
                             President

ATTEST:
s/A.J. Davis
A.J. Davis, Assistant Secretary